EXECUTION COPY


                         CONVERSION INDUCEMENT AGREEMENT

         CONVERSION INDUCEMENT AGREEMENT (the "AGREEMENT") dated as of December 28, 2001 between MOORE CORPORATION LIMITED, a corporation incorporated under the laws of the Province of Ontario (the "CORPORATION") and Chancery Lane/GSC Investors L.P., a Delaware limited partnership (together with its permitted assigns, the "PARTNERSHIP"). Capitalized terms used herein but not defined when used shall have the meanings ascribed to such terms in Section 1.1.

                                   WITNESSETH:

         WHEREAS, the Corporation and the Partnership entered into that certain Debenture Purchase Agreement dated as of December 12, 2000 (the "Debenture Purchase Agreement");

         WHEREAS, as contemplated under the Debenture Purchase Agreement, on December 21, 2000, the Partnership purchased, and the Corporation sold and issued to the Partnership, 8.70% Subordinated Convertible Debentures due 2009 in the original aggregate principal amount of $70,500,000 (the "Debentures");

         WHEREAS, the Corporation has paid to the Partnership all interest accrued under the Debentures through the Closing Date;

         WHEREAS, the Corporation desires that the Partnership effect the conversion in full of the Debentures into Common Shares pursuant to the terms of the Debentures;

         WHEREAS, in order to induce the Partnership to effect the conversion in full of the Debentures prior to the time at which the Partnership otherwise would have effected such conversion, the Corporation will cause Moore Holdings U.S.A. Inc., a corporation incorporated under the laws of the State of Delaware and a wholly-owned subsidiary of the Corporation ("SubCo"), to issue to the Partnership an aggregate amount of 1,650,000 Preferred Shares (the "SubCo Preferred Shares") and will deliver the Contingent Consideration, if any, upon the terms and conditions hereof; and

         WHEREAS, following the issuance and delivery of the Subco Preferred Shares by Subco to the Partnership and the conversion in full of the Debentures into Common Shares, the Subco Preferred Shares will be transferred to the Corporation in exchange for 1,650,000 Common Shares (the "Initial Shares"), upon the terms and conditions under the Transfer Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each party), the parties hereto agree as follows:

1.       INTERPRETATION

1.1 DEFINITIONS. Where used in this Agreement and any Schedule annexed hereto or in any amendments hereto, the following terms shall have the following meanings, respectively:

"2002 Additional Shares" has the meaning set out in Section 2.2(b);

"2003 Additional Shares" has the meaning set out in Section 2.2(c);

"2002 Contingent Cash Payment" has the meaning set out in Section 2.2(b);

"2003 Contingent Cash Payment" has the meaning set out in Section 2.2(c);

"2002 Price" has the meaning set out in Section 2.2(b);

"2003 Price" has the meaning set out in Section 2.2(c);

"Additional Shares" means the 2002 Additional Shares, if any, and the 2003 Additional Shares, if any;

"Affiliate" means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. As used in this definition, "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an "Affiliate" is a reference to an Affiliate of the Corporation;

"Ancillary Agreements" means, collectively, the Registration Rights Agreement and the Transfer Agreement and any agreements or other documents delivered pursuant to this Agreement or thereto;

"Board" means the Board of Directors of the Corporation;

"Business Day" means a day which is not a Saturday, a Sunday or a day observed as a banking holiday in Toronto, Ontario or New York, New York;

"Capital Lease" means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP;

"Claim" has the meaning set out in Section 7.2;

"Closing" has the meaning set out in Section 3.1;

"Closing Date" has the meaning set out in Section 3.1;

"Common Shares" means the common shares in the capital of the Corporation as currently constituted, any shares resulting from the change of the designation of such common shares, and any shares into which such common shares may be changed, converted, exchanged or reclassified;

"Contingent Cash Payments" means the 2002 Contingent Cash Payment, if any, and the 2003 Contingent Cash Payment, if any;

"Contingent Consideration" means (i) the 2002 Contingent Cash Payment or, at the option of the Corporation as provided in Section 2.2(b), the 2002 Additional Shares and (ii) the 2003 Contingent Cash Payment or, at the option of the Corporation as provided in Section 2.2(c), the 2003 Additional Shares, as the case may be;

"Corporation" has the meaning set out in the Preamble;

"Debenture Purchase Agreement" has the meaning set out in the Recitals;

"Debentures" has the meaning set out in the Recitals;

"DOJ" has the meaning set out in Section 5.3;

"Exchange Act" means the Securities Exchange Act of 1934, as amended;

"Exchanges" means The Toronto Stock Exchange and the NYSE;

"FTC" has the meaning set out in Section 5.3;

"GAAP", in respect of any Person, means generally accepted accounting principles as in effect from time to time in the country of organization of such Person (it being understood that for the Corporation, GAAP means Canadian GAAP);

"General Partner" means MIC Investors, Inc.;

"Governmental Authority" means any national, federal, state, provincial, county, municipal, district or local government or government body, or any public administrative or regulatory agency, political subdivision, commission, court, arbitral body, board or body, or representative of any of the foregoing, foreign or domestic, of, or established by any such government or government body which has authority in respect of a particular matter or any quasi-governmental body having the right to exercise any regulatory authority thereunder;

"Guarantee" means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person (other than Guarantees between members of such Person's consolidated financial reporting group) in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

         (a) to purchase such Indebtedness or obligation or any property constituting security therefor;

         (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation;

         (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or

         (d)      otherwise  to  assure  the  owner  of  such   Indebtedness  or
                  obligation against loss in respect thereof;

"HSR Act" has the meaning set out in Section 5.3;

"Indebtedness" means, in respect of any Person at any date, without duplication,
(a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures (including the Debentures) or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Leases of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any capital stock (other than common shares) of such Person, (h) all Guarantees of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above to the extent quantified as liabilities, contingent obligations or like term in accordance with GAAP on the balance sheet (including notes thereto) of such Person, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (but only to the extent of the fair market value of such Property), (j) all Swaps of such Person and (k) the liquidation value of any preferred capital stock of such Person or its Subsidiaries held by any Person other than such Person and its Wholly-Owned Subsidiaries;

"Indemnified Party" has the meaning set out in Section 7.2;

"Indemnifying Party" has the meaning set out in Section 7.2;

"Initial Shares" has the meaning set out in the Recitals;

"ITA" means the Income Tax Act (Canada);

"Lien" means, with respect to any Person, any voluntary or involuntary, mortgage, lien, pledge, charge, security interest, right of first offer, right of first refusal or other similar right or obligation under a shareholders or similar agreement, or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of shares, shareholder agreements, voting trust agreements and all similar arrangements);

"Losses", in respect of any matter, means all claims, demands, proceedings, losses, damages (other than punitive, special or consequential damages and including incidental damages), liabilities, diminution in value, deficiencies, costs and expenses (including, without limitation, all reasonable legal and other professional fees and disbursements and all interest, penalties and amounts paid in settlement) arising directly or indirectly as a consequence of such matter;

"Material" means material in relation to the business, operations, results of operations, financial or other condition, assets, properties or liabilities of the Corporation and its Subsidiaries taken as a whole;

"Material Adverse Effect" means a material adverse effect on (a) the business, operations, results of operations, financial or other condition, assets, properties or liabilities of the Corporation and its Subsidiaries taken as a whole, or (b) the ability of the Corporation to perform its obligations under this Agreement and the Ancillary Agreements, or (c) the validity or enforceability of this Agreement or the Ancillary Agreements;

"Material Contract" means all of the Corporation's material contracts (including any contract evidencing Indebtedness) which a corporation registered under
Section 12 of the Exchange Act would be required to file in response to Item 10 of Rule 601 of Regulation S-K promulgated under the U.S. Securities Act;

"NYSE" means The New York Stock Exchange, Inc.;

"OBCA" means the Business Corporations Act (Ontario);

"Ontario Securities Act" means the Securities Act (Ontario), as the same may be amended, re-enacted or replaced from time to time;

"OSC" means the Ontario Securities Commission;

"Partnership" has the meaning set out in the Preamble;

"Partnership   Agreement"  means  that  certain  Partnership  Agreement  of  the
Partnership dated as of December 12, 2000, as amended, supplemented, changed or modified from time to time;

"Person"  means  an  individual,  partnership,  corporation,  limited  liability
company,   association,   trust,  unincorporated  organization  or  Governmental
Authority;

"Preferred Shares" means the exchangeable preferred stock, no par value per share, of Subco;

"Property" or "Properties" means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate;

"Public Filings" has the meaning set out in Section 4.1(l);

"Registration Rights Agreement" means the registration rights agreement to be entered into by the Corporation, the Partnership and certain limited partners of the Partnership on the Closing

Date, substantially in the form annexed hereto as EXHIBIT 1, as amended, supplemented, changed or modified from time to time;

"Responsible Officers" means, with respect to any Person, any chief financial officer, treasurer or controller of the Person and any other officer of the Person reasonably expected to have knowledge of the matter as to which such officer's knowledge is required;

"SEC" means the United States Securities and Exchange Commission;

"Significant Subsidiary" means (i) any Subsidiary that, as of the relevant date of determination, had assets that had a fair market value representing 10% or more of the total consolidated assets of the Corporation and its Subsidiaries or revenues representing 10% or more of the total consolidated revenues of the Corporation and its Subsidiaries and (ii) Subco (for the purposes of this Agreement);

"SubCo" has the meaning set out in the Preamble;

"SubCo Preferred Shares" has the meaning set out in the Recitals;

"Subsidiary" means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership, limited liability company or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership, limited liability company or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Corporation;

"Swaps" means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined;

"Transfer Agreement" means the Transfer Agreement to be entered into by and among the Corporation and the Partnership or its permitted assignees on the Closing Date;

"TSE Notice" means the notice required to be filed by the Corporation with, and accepted by, The Toronto Stock Exchange pursuant to Section 619 of the Company Manual of The Toronto Stock Exchange;

"U.S. Securities Act" means the Securities Act of 1933, as amended from time to time; and

"Weighted Average Trading Price Per Share" means the weighted average of the reported per share prices at which transactions in the Common Shares are executed on the NYSE during the twenty consecutive NYSE trading days (defined as 9:30 a.m. through 4:00 p.m., Eastern Time) ending on the trading day immediately prior to the date of determination (weighted based on the number of shares of Common Shares traded), as such weighted average price appears on the Bloomberg screen "Volume at Price" page for the Common Shares.

1.2 RULES OF  CONSTRUCTION.  Unless  the  context  otherwise  requires,  in this
Agreement:

         (a) "Agreement", "this Agreement", "the Agreement", "hereto", "hereof", "herein", "hereby", "hereunder" and similar expressions mean or refer to this Agreement as amended from time to time, including the Schedules and Exhibits annexed hereto or to any amendment to this Agreement, and any agreement or instrument supplemental hereto and the expressions "Article", "Section", "Schedule" and "Exhibit" followed by a number or letter mean and refer to the specified Article, Section, Schedule or Exhibit of this Agreement;

         (b) the division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation thereof;

         (c) words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;

         (d) reference to any agreement, indenture or other instrument in writing means such agreement, indenture or other instrument in writing as amended, modified, replaced or supplemented from time to time;

         (e) reference to any statute shall be deemed to be a reference to such statute as amended, re-enacted or replaced from time to time;

         (f) if there is any conflict or inconsistency between the provisions contained in the body of this Agreement and those of any Schedule or Exhibit (other than the Ancillary Agreements) hereto, the provisions contained in the body of this Agreement shall prevail;

         (g) time periods within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; and

         (h) whenever any payment to be made or action to be taken hereunder is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next following Business Day.

1.3 SEVERABILITY. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct. To the extent that any such provision is found to be invalid, illegal or unenforceable, the parties hereto shall act in good faith to substitute for such provision, to the extent possible, a new provision with content and purpose as close as possible to the provision so determined to be invalid, illegal or unenforceable.

1.4 GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the State of New York, without regard to principles governing conflicts of law. Each of the parties hereby submits to the exclusive jurisdiction of the courts of the State of New York and all courts competent to hear appeals therefrom, and waives any objection as to venue in the County of New York, State of New York with respect to any suit, claim or other dispute arising out of or related to this Agreement or the Ancillary Agreements.

1.5 WAIVER OF IMMUNITY. To the extent that any of the parties hereto has or hereafter may be entitled to claim or may acquire, for itself or any of its assets, any immunity from suit, jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, or otherwise) with respect to itself or its property, it hereby irrevocably waives such immunity in respect of its obligations hereunder or under the Ancillary Agreements to which it may be a party to the fullest extent permitted by applicable law and, without limiting the generality of the foregoing, agrees that the waivers set forth in this
Section 1.5 shall be effective to the fullest extent now or hereafter permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America and are intended to be irrevocable for purposes of such Act.

1.6 WAIVER OF JURY TRIAL. Each party hereto hereby waives, to the fullest extent permitted by applicable laws, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Ancillary Agreements. Each party hereto
(a) certifies that no representative, agent or counsel of the other party has represented expressly or otherwise that the other party would not, in the event of litigation, seek to enforce the foregoing waiver, and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement and the Ancillary Agreements by, among other things, the mutual waivers and certifications contained in this Section 1.6.

1.7 CURRENCY. All references to currency herein are to lawful money of the United States of America.

1.8 TAX EFFECT. The parties hereto intend, for United States federal income tax purposes, that the transactions contemplated hereby qualify as a reorganization within the meaning of Section 368(a)(1)(E) of the United States Internal Revenue Code of 1986, as amended, and shall file all United States federal income tax returns consistently with such treatment.

2.       ISSUANCE AND EXCHANGE OF SUBCO PREFERRED SHARES; CONTINGENT
CONSIDERATION

2.1 INITIAL SHARES.

         (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, the Corporation shall cause Subco to issue to the Partnership the Subco Preferred Shares, free and clear of any Liens, other than Liens created under this Agreement or the Transfer Agreement and shall deliver to the Partnership the Contingent Consideration in accordance with the terms of Section 2.2.

         (b) Upon the terms and subject to the conditions of this Agreement and the Transfer Agreement, the Subco Preferred Shares shall be transferred to the Corporation in exchange for the Initial Shares, free and clear of any Liens, other than Liens created under this Agreement or the Transfer Agreement.

2.2 CONTINGENT CONSIDERATION.

         (a) Upon the terms and subject to the conditions of this Agreement and the Transfer Agreement, the Corporation shall issue or pay the Contingent Consideration to the Partnership in accordance with the terms of this Section 2.2.

         (b) If the Weighted Average Trading Price Per Share determined as of December 31, 2002 (as adjusted pursuant to paragraph (e) of this Section 2.2, the "2002 PRICE") is less than $8.00 per share (as adjusted pursuant to paragraph (e) of this Section 2.2), then the Corporation shall pay to the Partnership, on December 31, 2002, an amount in cash (the "2002 CONTINGENT CASH PAYMENT") equal to the lesser of : (i) (A) $14,000,000 minus (B) the value of the Initial Shares on such date, determined by multiplying the number of Initial Shares (as adjusted pursuant to paragraph (e) of this Section 2.2) by the 2002 Price; and (ii) the value of 3,000,000 Common Shares (as adjusted pursuant to paragraph (e) of this Section 2.2), on such date, determined by multiplying 3,000,000 by the 2002 Price. At the option of the Corporation, the Corporation may satisfy the 2002 Contingent Cash Payment obligation by issuing to the Partnership, on December 31, 2002, instead of the 2002 Contingent Cash Payment, an additional number of Common Shares, free and clear of any Liens other than Liens created under this Agreement or the Transfer Agreement (the "2002 ADDITIONAL SHARES") equal to the number obtained by dividing the 2002 Contingent Cash Payment by the 2002 Price.

         (c) If the Weighted Average Trading Price Per Share determined as of December 31, 2003 (as adjusted pursuant to paragraph (e) of this Section 2.2, the "2003 PRICE") is less than $10.83 per share (as adjusted pursuant to paragraph (e) of this Section 2.2), then the Corporation shall pay to the Partnership, on December 31, 2003, an amount in cash (the "2003 CONTINGENT CASH PAYMENT") equal to the lesser of : (i) $9,000,000 and (B) the value of 6,000,000 Common Shares (as adjusted pursuant to paragraph (e) of this Section 2.2), on such date, determined by multiplying 6,000,000 by the 2003 Price; provided, however, that if, prior to

                  December 31, 2003, the Partnership sells any of the Initial Shares or the 2002 Additional Shares issued pursuant to paragraph (b) of this Section 2.2 to any Person (other than any permitted assignee of the Partnership or an Affiliate of a permitted assignee), then the foregoing amount shall be reduced on a dollar-for-dollar basis by the amount, if any, that the aggregate cash proceeds received from any such sale(s) prior to December 31, 2003 of Initial Shares or 2002 Additional Shares exceeds the product of (i) the number of such Initial Shares and 2002 Additional Shares that have been sold prior to December 31, 2003 and (ii) the Weighted Average Trading Price Per Share determined as of the Closing Date. At the option of the Corporation, the Corporation may satisfy the 2003 Contingent Cash Payment obligation by issuing to the
                  Partnership,  on  December  31,  2003,  instead  of  the  2003
                  Contingent Cash Payment, an additional number of Common Shares, free and clear of any Liens other than Liens created under this Agreement or the Transfer Agreement (the "2003 ADDITIONAL SHARES") equal to the number obtained by dividing the 2003 Contingent Cash Payment by the 2003 Price. In order to determine whether any Initial Shares or 2002 Additional Shares have been sold as provided in the proviso of the first sentence of this paragraph (c), all Common Shares received by the Partnership (or any permitted assignee of the Partnership, as the case may be) upon conversion of the Debentures shall be deemed to have been sold first and shall not be considered in the application of such proviso. In addition, the Initial Shares and any 2002 Additional Shares that were issued pursuant to paragraph (b) of Section 2.1 and paragraph (b) of this Section 2.2 shall be kept in a segregated account separate and apart from any shares issued upon conversion of the Debentures or otherwise acquired by the Partnership (or such permitted assignee or an Affiliate of such permitted assignee). Prior to issuing any of the 2003 Additional Shares, the Partnership shall provide a certificate to the Corporation certifying the number and sale price of any Initial Shares and any 2002 Additional Shares that were issued pursuant to paragraph (b) of Section 2.1 and paragraph (b) of this Section
                  2.2 that were sold by the Partnership (or such permitted assignee or an Affiliate of such permitted assignee) prior to December 31, 2003 (other than to any permitted assignee of the Partnership or an Affiliate of a permitted assignee), together with a copy of the broker's account statement for such sales if requested by the Corporation.

         (d) Any Additional Shares issued in satisfaction of the Contingent Cash Payments may be issued to the Partnership on exchange of exchangeable preferred shares of a wholly-owned non-Canadian subsidiary of the Corporation using the structure contemplated in Sections 3.2(a), 3.2(b) and 3.3(a) hereof; provided, that, at the time of such issuance, the Corporation makes representations, warranties, covenants and indemnities to the Partnership with respect to such exchangeable preferred shares that are substantially the same as those made by the Corporation to the Partnership with respect to the Subco Preferred Shares.

         (e) The number of Common Shares used to determine the 2002 Contingent Cash Payment and the 2003 Contingent Cash Payment pursuant to paragraphs (b) and (c) above and the 2002 Price and the 2003 Price shall be adjusted in the event of a merger, consolidation, recapitalization, stock split, reclassification or other similar
                  event  or   distribution   in  which  the  Common  Shares  are
                  converted, exchanged or otherwise changed. The Corporation shall forthwith give notice to the Partnership in the manner provided in Section 11 specifying the event requiring such adjustment or readjustment and the results thereof, including the number of Common Shares used to determine the 2002 Contingent Cash Payment and the 2003 Contingent Cash Payment pursuant to paragraphs (b) or (c) above and the resulting 2002 Price and 2003 Price. Furthermore, the Corporation shall give notice to the Partnership, in the manner provided in Section 11, of its intention to take any action that may give rise to any such adjustment or readjustment at the same time as any public announcement thereof and in any event no later than the time at which holders of Common Shares are notified of any such action, and, in each case, such notice shall specify the particulars of such event and the record date and the effective date for such event; provided, that the Corporation shall only be required to specify in such notice such particulars of such event as shall have been fixed and determined on the date on which such notice is given. Such notice shall be given not less than 7 days in each case prior to such applicable record date or effective date, whichever is earlier.

         (f) Upon the issuance of any 2002 Additional Shares and 2003 Additional Shares as contemplated by this Section 2.2, the Corporation shall deliver to the Partnership a duly executed stock certificate or certificates representing such shares registered in the name of the Partnership as requested by the Partnership as promptly on or after the relevant December 31 delivery date as the Corporation's transfer agent can prepare such certificate or certificates for such delivery. In addition, the Corporation shall issue the opinions of counsel to the Corporation, dated the issuance dates of the 2002 Additional Shares and the 2003 Additional Shares, with respect to the issuance of such Additional Shares, each substantially in the form of the opinions deliverable to the Partnership pursuant to Section 3.2(d)(ii).

3.       CLOSING; DELIVERY

3.1 CLOSING. The closing of the transactions contemplated by Section 3 (the "CLOSING") shall take place at 10:00 a.m. (New York City time) at the offices of Squadron Ellenoff Plesent & Sheinfeld LLP, 551 Fifth Avenue, New York, New York, on December 28, 2001 (such closing day or such other time being hereinafter referred to as the "CLOSING DATE") or at such other time or place as may be agreed by the parties hereto in writing.

3.2 ACTIONS BY THE CORPORATION AT CLOSING. At the Closing, the Corporation shall undertake the following steps in the following order and the completion of the action set out in Section 3.3(a) is a condition precedent to the issuance of the Subco Preferred Shares and the covenant to pay the Contingent Consideration:

         (a) immediately after the action set forth in Section 3.3(a) below is taken, cause Subco to deliver to the Partnership a duly executed stock certificate or certificates registering the Subco Preferred Shares in the name of the Partnership;

         (b) against delivery of the Subco Preferred Shares as contemplated in Section 3.3(c) below, deliver to the holder(s) of the Subco Preferred Shares a duly executed stock certificate or certificates registering the Initial Shares as directed by the holder(s) of the Subco Preferred Shares;

         (c) deliver to the Partnership the Ancillary Agreements duly executed by the Corporation; and

         (d) deliver or cause to be delivered to the Partnership the following:

                  (i) copies of resolutions of the Board and the board of directors of Subco authorizing the transactions contemplated by this Agreement and the Ancillary Agreements, each certified as being true and correct and not having been modified or rescinded since their adoption by the Secretary or Assistant Secretary of each of the Corporation and Subco, together with incumbency certificates duly executed by the Secretary or Assistant Secretary of each of the Corporation and Subco for those officers of the Corporation and Subco executing this Agreement and any of the Ancillary Agreements on their behalf;

                  (ii) opinions of counsel addressed to the Partnership, each dated the Closing Date, covering the matters set forth on EXHIBIT 2; and

                  (iii) such other documents and certificates duly executed as the Partnership may reasonably request in order to effect the transactions contemplated hereby.

3.3 ACTIONS BY THE PARTNERSHIP AT CLOSING. At the Closing, the Partnership shall:

         (a) exchange an aggregate of $18 million principal amount of Debentures for the entire Class B limited partnership interest of two Class B limited partners of the Partnership, subject to the agreement of such Class B limited partners immediately to convert such Debentures in accordance with the terms of the Debentures;

         (b) effect the conversion of the remaining Debentures into Common Shares (either by converting or causing its remaining limited partners to convert) in accordance with the terms of the Debentures;

         (c) upon receipt from Subco of the Subco Preferred Shares, deliver or cause its permitted assigns to deliver the Subco Preferred Shares to the Corporation in exchange for the Initial Shares contemplated in Section 3.2(b) above;

         (d) deliver to the Corporation the Ancillary Agreements fully executed by the parties thereto other than the Corporation; and;

         (e) deliver or cause to be delivered to the Corporation the following:

                  (i) copies of resolutions of the board of directors of the General Partner authorizing the transactions contemplated by this Agreement and the transactions being entered into by the Partnership as contemplated in the Ancillary Agreements to which it is a party, each certified as being true and correct and not having been modified or rescinded since their adoption by the Secretary or Assistant Secretary of the General Partner, together with incumbency certificates duly executed by the Secretary or Assistant Secretary of the General Partner for those officers of the General Partner executing this Agreement and any of the Ancillary Agreements on its behalf;

                  (ii) the opinion of counsel addressed to the Corporation, each dated the Closing Date, covering the matters set forth on EXHIBIT 3; and

                  (iii) such other documents and certificates duly executed as the Corporation may reasonably request in order to effect the transactions contemplated hereby.

4.       REPRESENTATIONS AND WARRANTIES

4.1 REPRESENTATIONS AND WARRANTIES OF THE CORPORATION. The Corporation represents and warrants to the Partnership as follows (in each case except as disclosed in the applicable referenced paragraphs of the Disclosure Schedule Letter of even date herewith delivered by the Corporation to the Partnership in connection with the transactions contemplated hereby (the "DISCLOSURE LETTER")) and acknowledges that the Partnership is relying upon such representations and warranties in connection with their entering into this Agreement:

         (a) ORGANIZATION; POWER AND AUTHORITY. Each of the Corporation and Subco is duly incorporated or organized and is validly subsisting under the laws of its jurisdiction of incorporation or organization; each of the Corporation and Subco has all necessary corporate or other legal power and authority to own or lease its property and to carry on its business as presently carried on by it and the Corporation has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to comply with its obligations hereunder and thereunder. Each of the Corporation and Subco is duly qualified as a corporation or other applicable legal entity to carry on business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property owned or leased by it makes such qualification necessary except where any failure to so qualify would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

         (b) AUTHORIZED CAPITAL. The authorized capital of the Corporation consists of an unlimited number of preference shares issuable in series and an unlimited number of Common Shares, of which, on December 28, 2001, no preference shares and 88,456,940 Common Shares are issued and outstanding and all of which are validly issued, fully paid, non-assessable and free of pre-emptive rights.

         (c) NO OPTIONS, ETC. As of December 28, 2001, there are no outstanding agreements, warrants, options, rights or privileges, pre-emptive or contractual, capable of becoming an agreement, including convertible or exchangeable securities, to subscribe for, purchase or otherwise acquire, or otherwise obligating the Corporation or any of its Subsidiaries to issue, any shares of the Corporation or any of its Subsidiaries or securities convertible into or exchangeable for shares of the Corporation or any of its Subsidiaries, other than: (i) options to purchase an aggregate of 5,193,000 Common Shares held by employees of the Corporation and its Subsidiaries, of which options to purchase 3,228,000 Common Shares are vested and exercisable, and the remaining options to acquire 1,965,000 Common Shares are not vested or exercisable, and which become vested and exercisable in accordance with the terms of the relevant plans; (ii) rights under joint venture and similar agreements governing Subsidiaries that are not Significant Subsidiaries; and (iii) as contemplated by this Agreement. Neither the Corporation nor any of its Subsidiaries is a party to any voting or sale agreements with respect to the Corporation's or any Subsidiary's share capital. Except as provided in this Agreement and the Transfer Agreement and except as set forth in the Public Filings, neither the Corporation nor any of its Subsidiaries is under any obligation to redeem or purchase any of the Corporation's or any Subsidiary's outstanding securities. The Compensation Committee of the Board has proposed option grants covering approximately 1,000,000 Common Shares under the Corporation's 2001 Long Term Incentive Plan. The proposed grants have been approved by the Board and will become effective upon the determination of an officer of the Corporation to whom the authority to make the grants has been delegated.

         (d)      AUTHORIZATION, ETC.

                  (i) The directors of the Corporation have taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements, including the due creation, issuance and delivery of the Initial Shares and the payment of the Contingent Cash Payments. No action of the shareholders of the Corporation is required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements, including the due creation, issuance and delivery of the Initial Shares and the payment of the Contingent Cash Payments. Each of this Agreement and the Ancillary Agreements has been duly executed and delivered on behalf of the Corporation and constitute and will constitute legal, valid and binding obligations of the Corporation enforceable by the Partnership in accordance with their respective terms, except as the enforcement thereof may be limited by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors' rights and subject to the qualification that specific performance and injunction, being equitable remedies, may be granted only in the discretion of a court of competent jurisdiction.

                  (ii) The directors of Subco have taken all necessary corporate action to authorize the issuance and delivery of the Subco Preferred Shares, including the due creation, issuance and delivery of the Subco Preferred Shares. No action of the shareholders of Subco which has not been taken is required to authorize the issuance and delivery of the Subco Preferred Shares.

         (e)      TITLE TO SECURITIES.

                  (i) Upon the issuance thereof, the Initial Shares will be validly issued, fully paid, non-assessable and free of pre-emptive rights or any other Liens, other than any Liens created by the Partnership, this Agreement or the Ancillary Agreements.

                  (ii) Upon the issuance thereof, the Subco Preferred Shares will be validly issued, fully paid, non-assessable and free of pre-emptive rights or any other Liens, other than any Liens created by the Partnership, this Agreement or the Ancillary Agreements.

         (f) COMPLIANCE WITH LAWS, OTHER INSTRUMENTS, ETC. None of: (i) the authorization, execution, delivery or performance by the Corporation of this Agreement and the Ancillary Agreements, including, without limitation, the allotment and issuance of the Initial Shares and the Subco Preferred Shares; or (ii) the issuance or the acquisition of the Initial Shares and the Subco Preferred Shares as provided herein, (A) will violate the provision of any statute or other rule or regulation of any Governmental Authority applicable to the Corporation or any of its Subsidiaries, except the HSR Act, or (B) will contravene, result in any breach of or is in conflict with and does not and will not result in a breach of and does not and will not create a state of facts which after notice or lapse of time or both will result in a breach of any of the terms or provisions of the articles or by-laws of the Corporation or Subco, the resolutions of the directors or shareholders of the Corporation or Subco or any Material Contract to which the Corporation or any of its Subsidiaries is a party or by which the Corporation or any of its Subsidiaries or the properties or assets of the Corporation or any of its Subsidiaries are or may become bound or results or would result in the creation or imposition of any Lien upon any of the Material Properties or assets of the Corporation or any of its Subsidiaries pursuant to the terms of any such contract or result in any acceleration or other change in rights of others or an imposition of any penalty or other payments under any of the foregoing. All legal, regulatory, administrative, corporate and shareholder approvals, consents, authorizations, rulings, orders and permits, including, without limitation, the TSE Notice, which are necessary for completion of all of the transactions contemplated hereby, including the issuance of the Initial Shares by the Corporation and the Subco Preferred Shares by Subco and any required approvals, have been obtained and are in full force and effect. The issuance to and receipt by the Partnership of the Subco Preferred Shares and the Initial Shares do not (x) violate any applicable law or regulation other than violations that do not have a material adverse effect on the transactions contemplated hereby or by the Ancillary Agreements and (y) subject the Corporation or Subco to any material Canadian tax, penalty or liability under or pursuant to any applicable law or regulation.

         (g) NO ACTION, ORDERS, ETC. No order suspending the sale or ceasing the trading of the Common Shares, or the issuance of the Initial Shares, the Subco Preferred Shares or the payment of the Contingent Cash Payments, has been issued by any court, securities commission or regulatory authority in Canada or the United States. There is no action or proceeding in Canada or in the United States in front of any Governmental Authority shall be (i) pending or, to the knowledge of the Responsible Officers of the Corporation and Subco after reasonable inquiry, threatened by any Governmental Authority to cease trade, enjoin or prohibit or (ii) pending or, to the knowledge of the Responsible Officers of the Corporation and Subco after reasonable inquiry, threatened in writing by any other Person where such action or proceeding would be reasonably likely to cease trade, enjoin or prohibit, in either such case, the issuance of the Initial Shares, the Subco Preferred Shares and the payment of the Contingent Cash Payments contemplated hereby, or the obligation of the Corporation to issue Common Shares upon the valid conversion right of the Debentures.

         (h) REPORTING ISSUER STATUS. The Corporation is a "reporting issuer", as defined in the Ontario Securities Act, has been a reporting issuer in Ontario and the other Provinces of Canada that have a "reporting issuer" concept for at least six months prior to the date hereof, and is not in material default of any filings required to be made pursuant to the Ontario Securities Act and the regulations made thereunder or pursuant to other securities laws and regulations and rules made thereunder or under the securities laws of the other Provinces of Canada and applicable to the Corporation.

         (i) SECURITIES LAWS. Subject to the filing by the Corporation of a Form 45-501F1 or Form 45-501F2 pursuant to Rule 45-501 of the OSC within 10 days following the Closing Date, compliance with the requirements of the Exchanges and the Partnership and each of its limited partners meeting applicable reporting requirements and requirements as to its status (including purchasing as principal, investment intent and status as an accredited investor), the allotment and issuance of the Initial Shares and the allotment and issuance of the Subco Preferred Shares will not require registration under the U.S. Securities Act and will be exempt from the registration and prospectus requirements of the Ontario Securities Act and will not result in any contravention of such securities laws of the United States (other than blue sky laws) or Canada or the securities laws of any other applicable jurisdiction (other than blue sky laws), and regulations and rules made thereunder and applicable to the Corporation. The Corporation is a "qualifying issuer" within the meaning of Multilateral Instrument 45-102.

         (j) LITIGATION, ETC. There is not pending against the Corporation or any of its Subsidiaries or, to the knowledge of the Responsible Officers of the Corporation, threatened against the Corporation or any of its Subsidiaries, any litigation, action, suit or other proceeding by or before any court, tribunal, Governmental Authority, securities commission or regulatory body that, individually or in the aggregate, would reasonably be expected to adversely affect the ability of the Corporation or Subco to consummate the transactions contemplated in this Agreement or the Ancillary Agreements.

         (k)      TAXES. There is no Canadian non-resident withholding tax under
                  Part XIII of the ITA and, provided: (i) none of the Partnership, any of its partners and any person with whom the Partnership or its partners does not deal at arm's length for purposes of the ITA owns (or, at any time during the 60 month period that ends on the Closing Date, owned), or has (or at any time during the 60 month period that ends on the Closing Date, had) an absolute or contingent right to acquire, any shares of the Corporation other than as contemplated in this Agreement or the Ancillary Agreements ,which ownership or right, either by itself or together, or when combined with the right of the Partnership and its partners to acquire shares of the Corporation as contemplated by this Agreement and the Ancillary Agreements, would result in the Debentures constituting taxable Canadian property of the Partnership or any of its partners for purposes of the ITA; (ii) each of DB Capital Investors, L.P. and BTIP/Berenson Minella deals at arm's length with each other, the Partnership and all the other partners of the Partnership for purposes of the ITA;
                  (iii) for purposes of the ITA, the Debentures are not used or held by the Partnership or any of its partners in carrying on business in Canada and do not constitute designated insurance property of any partner that is an insurer; and (iv) no partner of the Partnership or of any partnership that is directly or indirectly a member of the partnership, and no beneficiary of a trust that is a member of any such partnership, is a resident of Canada for purposes of the ITA, there is no other Canadian tax or Canadian tax filing requirement applicable in respect of the transactions contemplated in this Agreement or the Ancilllary Agreements.

         (l) FILED DOCUMENTS AND FINANCIAL STATEMENTS. Each of the documents filed by the Corporation with the SEC under the U.S. Securities Act and the Exchange Act and the OSC under the Ontario Securities Act and other Canadian securities regulatory authorities under Canadian securities legislation since December 31, 2000 (the "PUBLIC FILINGS") complied as to form in all material respects with all of the applicable requirements of the Ontario Securities Act, the U.S. Securities Act, the Exchange Act and other applicable Canadian securities legislation, as applicable, and did not contain any untrue statement of a material fact or omit to state any material fact required to be contained therein or necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading, except to the extent superseded by subsequent filings in effect as of the date of this Agreement and included in the Public Filings.

         (m) LISTING AND STOCK EXCHANGE APPROVALS. The Common Shares are listed and posted for trading on the Exchanges. The Corporation is in good standing with the Exchanges and in full compliance with the rules and regulations thereof. To the extent required under the rules thereof, the Exchanges have approved the issuance of the Subco Preferred Shares and the Initial Shares in accordance with the terms of this Agreement and the Transfer Agreement pursuant to all applicable by-laws, rules, policies and regulations of the Exchanges, and each of the Exchanges have accepted as at such time the listing or posting for trading of that number of Initial Shares which shall be issued under Section 2.1(b) hereof, subject to the filing of required documents and payment of the necessary listing fees by the Corporation.

         (n) STATUS UNDER CERTAIN STATUTES. Neither the Corporation nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the Interstate Commerce Act, as amended, or the Federal Power Act, as amended.

         (o) FOREIGN CORRUPT PRACTICES ACT. The Corporation and its Subsidiaries and each of their respective officers, directors and employees are not in violation of section 30A of the Exchange Act or any similar non-U.S. statute or law.

         (p) NO BROKERS OR FINDERS. Except for the financial advisor retained by the Independent Committee of the Board, no agent, broker, finder, or investment or commercial banker or other
                  Person  or  firm  engaged  by  or  acting  on  behalf  of  the
                  Corporation or any Subsidiary in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or such transactions.

         (q) STATE TAKEOVER STATUS. No takeover statute or regulation having consequences similar to Section 203 of the Delaware General Corporation Law applies to this Agreement, the Ancillary Agreements or the Initial Shares or any of the transactions contemplated hereby and thereby. Neither the Corporation nor any of its Subsidiaries has any rights plan, preference shares or similar arrangement which have any of the aforementioned consequences in respect of the transactions contemplated hereby.

4.2 REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP. The Partnership represents and warrants to the Corporation as follows and acknowledges that the Corporation is relying upon such representations and warranties in connection with its entering into this Agreement:

         (a) ORGANIZATION; POWER AND AUTHORITY. The Partnership is a limited partnership duly organized and is validly existing under the laws of Delaware; the General Partner is the sole general partner of the Partnership; the General Partner has all necessary corporate power to execute and deliver this Agreement and the Ancillary Agreements to which the Partnership is a party on behalf of the Partnership and the Partnership has all necessary partnership power to enter into this Agreement and the Ancillary Agreements to which the Partnership is a party and to comply with its obligations hereunder and thereunder.

         (b)      AUTHORIZATION,   ETC.  The  General   Partner  has  taken  all
                  necessary corporate action to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Partnership is a party; this Agreement and the Ancillary Agreements to which the Partnership is a party has been duly executed and delivered by the General Partner on behalf of the Partnership and constitutes the legal, valid and binding obligations of the Partnership enforceable by the Corporation in accordance with their respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors' rights and subject to the qualification that specific performance and injunction, being equitable remedies, may be granted only in the discretion of a court of competent jurisdiction.

         (c) COMPLIANCE WITH OTHER INSTRUMENTS, ETC. Neither: (i) the authorization, execution, delivery or performance by the Partnership of this Agreement and the Ancillary Agreements to which it is a party; (ii) the conversion of the Debentures or
                  (iii) the acquisition of the Subco Preferred Shares as provided herein, is in conflict with and does not and will not result in any breach of and does not and will not create a state of facts which after notice or lapse of time or both will result in a breach of any of the terms or provisions of the Partnership Agreement, the resolutions of the board of directors of the General Partner, or results or would result in the creation or imposition of any security interest, mortgage, Lien, charge or encumbrance of any nature whatsoever upon any of the Material Properties or assets of the Partnership pursuant to the terms of any indenture, instrument, agreement or undertaking.

         (d) NO ORDERS. To the knowledge of the General Partner, after reasonable inquiry, no order suspending the acquisition of the the Subco Preferred Shares by the Partnership or the conversion of the Debentures has been issued by any court, securities commission or regulatory authority in Canada or the United States, and no proceedings for such purpose are pending or threatened.

         (e) INVESTMENT REPRESENTATIONS. Except as contemplated herein (including the distribution of the Subco Preferred Shares or the Debentures to certain of the Partnership's limited partners), the Partnership is acquiring the Subco Preferred Shares for investment purposes only, and not with a view to, or for, resale, distribution or any present intention of distributing or selling the Initial Shares or the Subco Preferred Shares or any part thereof. The Partnership and each partner of the Partnership is an "accredited investor" as the term is defined in Regulation D under the U.S. Securities Act and OSC Rule 45-501. The Partnership and its partners are not residents of Canada.

         (f) ACKNOWLEDGEMENT RE: SECURITIES LAWS. The Partnership understands, recognizes and acknowledges that the Subco Preferred Shares have not been qualified for distribution or registered under any applicable securities legislation, including the Ontario Securities Act, the U.S. Securities Act or any other applicable federal, provincial or state securities laws by reason of exemptions from such requirements being available, and that the Subco Preferred Shares and the Initial Shares may not be sold, pledged, assigned or otherwise disposed of in the absence of compliance with such law or unless an exemption from the application of such law is applicable, and certificates issued in respect of the Subco Preferred Shares and the Initial Shares will be legended to reflect such restrictions.

4.3 SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES. All covenants, representations and warranties of each party made herein and in any certificate or other document delivered by it or on its behalf pursuant to the provisions hereof or otherwise with respect to this Agreement and the transactions contemplated hereby, shall survive the Closing and, notwithstanding such closing, nor any investigation made by or on behalf of such party, shall continue in full force and effect, subject as hereinafter provided, for a period of eighteen months from the Closing Date for the benefit of the party to whom the covenants, representations and warranties are made; provided, however, that notwithstanding anything herein contained, the representations and warranties contained in Sections 4.1(b), (c), (d) and (e) hereof shall survive the Closing and shall continue in full force and effect for the benefit the Partnership without any limitation period and the representation and warranty contained in
Section 4.1(k) hereof shall survive the Closing and shall continue in full force and effect for the benefit of the Partnership until the 60th day after the expiration of the relevant statute of limitations period.

5.       COVENANTS OF THE PARTIES

5.1 AFFIRMATIVE COVENANTS OF THE CORPORATION. The Corporation covenants and agrees with the Partnership that it will do or cause to be done, and, as applicable, will cause Subco to do or cause to be done, the following:

         (a) use its reasonable best efforts to comply with, satisfy and fulfill promptly all prerequisites, conditions and requirements imposed by or arising out of legal, regulatory and administrative requirements applicable to the Corporation with respect to the consummation of the transactions contemplated hereby, including, without limiting the generality of the foregoing, (i) filing or causing to be filed all documents, certificates, opinions, forms or undertakings required to be filed by the Corporation in connection with the acquisition by the Partnership of the Initial Shares, the issuance of the Initial Shares and the listing and posting for trading of the Initial Shares on the Exchanges, and (ii) subject to Section 5.3, obtaining all necessary legal, regulatory and administrative approvals, consents, authorizations, rulings, orders and permits;

         (b) maintain its status as a "reporting issuer" in good standing under the Ontario Securities Act and other applicable Canadian securities legislation and as a "registrant" in good standing under the Exchange Act;

         (c) maintain the listing or posting for trading of the Common Shares (including the Initial Shares) on the NYSE; and

         (d) pay all stamp or duty or similar taxes, if any, associated with the issuance and/or delivery of the Initial Shares and the Subco Preferred Shares.

5.2  AFFIRMATIVE  COVENANTS  OF THE  PARTNERSHIP.  Subject to Section  5.3,  the
Partnership covenants and agrees with the Corporation that it will use its reasonable best efforts to comply with, satisfy and fulfill promptly all prerequisites, conditions and requirements imposed by or arising out of legal, regulatory and administrative requirements applicable to the Partnership with respect to the consummation of the transactions contemplated hereby, including, without limiting the generality of the foregoing, (i) filing or causing to be filed all documents, certificates, opinions, forms or undertakings required to be filed by the Partnership in connection with the acquisition by the Partnership of the Initial Shares and the Subco Preferred Shares and the issuance of the Initial Shares and the Subco Preferred Shares, and (ii) obtaining all necessary legal, regulatory and administrative approvals, consents, authorizations, rulings, orders and permits.

5.3 HSR ACT. The Corporation has filed or will file concurrently with the execution of this Agreement (a) all Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission ("FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR ACT") with respect to the transactions contemplated hereby and by the Ancillary Agreements and (b) the necessary filings and notifications with any other jurisdictions with respect to the transactions contemplated hereby and the Ancillary Agreements to the extent required to effect the conversion of the Debentures and, in each case, shall promptly make any further filings pursuant thereto that may be required by law. The Corporation shall use its commercially reasonable efforts to furnish to the Partnership such information, cooperation and assistance as the Partnership reasonably may request in connection with the submissions to, or agency proceedings by, any Governmental Authority under the HSR Act, or any comparable laws of foreign jurisdictions, and each of the parties hereto shall keep the other promptly apprised of any communications with, and inquiries or requests for information from, such Governmental Authorities.

6.       [INTENTIONALLY DELETED]

7.       INDEMNIFICATION

7.1 INDEMNIFICATION BY THE CORPORATION. From and after the Closing, the Corporation agrees to indemnify and save harmless the Partnership and its Affiliates and the directors, officers, general partners, employees, shareholders, representatives and agents of the Partnership and its Affiliates (collectively, the "INDEMNITEES") from all Losses suffered or incurred by any of them as a result of or arising directly or indirectly out of or in connection with: (a) any breach by the Corporation of or any inaccuracy of any representation or warranty of the Corporation contained in this Agreement, the Ancillary Agreements or in any agreement, certificate or other document delivered pursuant hereto and (b) any breach or non-performance by the Corporation of any covenant to be performed by any of them which is contained in this Agreement, the Ancillary Agreements or in any agreement, certificate or other document delivered pursuant hereto. Notwithstanding anything contained herein to the contrary, the indemnification provided above (except with respect to any breach of Sections 4.1(b), (c), (d), (e) and (k) hereof) shall (i) only apply to the extent that, and not until, the aggregate of all amounts subject to indemnification under clause (a) of this Section 7.1 exceeds $1,000,000 (in which event, the

Indemnitees shall be entitled to indemnification as provided herein for all such Losses and not just the excess over $1,000,000) and (ii) not exceed $23,000,000 in the aggregate. The indemnification with respect to any breach of Section 4.1(k) hereof shall be increased by an amount such that the Indemnitees will receive cash, after taking into account any Canadian non-resident withholding tax imposed under Part XIII of the ITA, equal to the amount owing pursuant to this Section 7.1 (without regard to this sentence) as a result of the breach of
Section 4.1(k).

7.2 NOTICE OF CLAIM; INVESTIGATIONS; DETERMINATION. Subject to Section 7.3, in the event that a party (the "INDEMNIFIED PARTY") shall become aware of any claim, proceeding or other matter (a "CLAIM") in respect of which another party (the "INDEMNIFYING PARTY") agreed to indemnify the Indemnified Party pursuant to this Agreement and, if a claim for breach of representation and warranty of the Indemnifying Party, in respect of which the applicable survival period shall not have lapsed, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify the factual basis for the Claim and the amount of the Claim, if known. Following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 60 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such 60-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim.

7.3 CERTAIN CLAIMS. If any Claim arises directly or indirectly out of or in connection with the Corporation's execution, delivery and performance of this Agreement or the Ancillary Agreements and is asserted against any Indemnitee, such Indemnitee shall promptly give the Corporation notice thereof in accordance with Section 7.2. The Corporation shall have the right to control negotiations toward resolution of such Claim without the necessity of litigation, and, if litigation ensues, to defend the same with counsel chosen by the Corporation and reasonably acceptable to the such Indemnitee, at the Corporation's expense with respect to the conduct of such defense, and such Indemnitee shall in such case extend reasonable cooperation in connection with such negotiation and defense and the Corporation shall keep such Indemnitee reasonably informed as to such case. If the Corporation fails to assume control of the negotiations prior to litigation or to defend such action within a reasonable time, such Indemnitee shall be entitled, but not obligated, to assume control of such negotiations or defense of such action, and the Corporation shall be liable to such Indemnitee for its expenses reasonably incurred in connection therewith which the Corporation shall promptly pay. Neither party shall settle, compromise, or make any other disposition of any Claims, which would or might result in any liability to the Indemnitee or the Corporation, respectively, under this Section 7 without the written consent of the Indemnitee or the Corporation, respectively, which consent shall not be unreasonably withheld.

7.4 THIRD PARTY CLAIMS. If any Claim covered by the foregoing indemnities is asserted against any Indemnified Party, it shall be a condition to the obligations under this Section 7 that the Indemnified Party shall promptly give the Indemnifying Party notice thereof in accordance with Section 7.2. The Indemnifying Party shall be entitled to control negotiations toward resolution of such claim without the necessity of litigation, and, if litigation ensues, to defend the same with counsel reasonably acceptable to the Indemnified Party, at the Indemnifying Party's expense, and the Indemnified Party shall in such case extend reasonable cooperation in connection with such negotiation and defense. If the Indemnifying Party fails to assume control of the negotiations prior to litigation or to defend such action within a reasonable time, the Indemnified Party shall be entitled, but not obligated, to assume control of such negotiations or defense of such action, and the Indemnifying Party shall be liable to the Indemnified Party for its expenses reasonably incurred in connection therewith which the Indemnifying Party shall promptly pay. Neither the Indemnifying Party nor the Indemnified Party shall settle, compromise, or make any other disposition of any Claims, which would or might result in any liability to the Indemnified Party or the Indemnifying Party, respectively, under this Section 7 without the written consent of the Indemnified Party or the Indemnifying Party, respectively, which consent shall not be unreasonably withheld.

7.5 EXCLUSIVITY. The provisions of this Section 7 shall be the exclusive remedy with respect to any Claim for breach by the Corporation of any of its covenants, representations, warranties or agreements under this Agreement or the Ancillary Agreements, or any agreement, certificate or other document delivered pursuant thereto (other than a Claim for specific performance or injunctive relief) and all such Claims against the Corporation shall be subject to the limitations and other provisions contained in this Section 7, other than claims against the Corporation for fraud or fraudulent misrepresentation.

8.       [INTENTIONALLY DELETED]

9.       EXPENSES, ETC.

9.1 The Corporation shall pay the reasonable costs and expenses (including legal fees, disbursements and related charges) incurred by the Partnership in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Such expenses shall be paid in cash at the Closing by way of wire transfer of immediately available funds in accordance with the Partnership's instructions.

10.      CONFIDENTIALITY

10.1 Neither the Partnership nor the Corporation shall make any public disclosure, except to the extent required by law or the rules and procedures of the Exchanges, of the terms of this Agreement or regarding the transaction contemplated hereby without the prior consent of the other, such consent not to be unreasonably withheld. The wording of any public disclosure to be made in respect of the transactions contemplated by this Agreement must be approved by each of the Corporation and the Partnership. This Section 10 shall survive any termination of this Agreement.

11.      GENERAL PROVISIONS

11.1 NOTICES. Any notice, direction or other instrument required or permitted to be given or made hereunder shall be in writing and shall be sufficiently given or made if delivered in person to the address set forth below or if facsimiled or sent by other means of recorded electronic communication and confirmed by delivery as soon as practicable thereafter.

Notices to the Corporation shall be addressed as follows:

                  Moore Corporation Limited
                  c/o Moore Executive Office
                  One Canterbury Green
                  Stamford, CT 06901

                  Attention:  Chief Financial Officer
                  Fax:        203-406-3855

with copies to:

                  Moore Corporation Limited
                  c/o Moore Executive Office
                  One Canterbury Green
                  Stamford, CT 06901

                  Attention:  General Counsel
                  Fax:        203-406-3856

Notices to the Partnership shall be addressed as follows:

                  Chancery Lane/GSC Investors, L.P.
                  c/o MIC Investors, Inc.
                  c/o Mark Angelson
                  876 Park Avenue
                  New York, NY 10021


with copies to:

                  Sullivan & Cromwell
                  125 Broad Street
                  New York, NY 10004


                  Attention:  Robert Downes
                  Fax:        212-558-3588

and to:

                  Squadron Ellenoff Plesent & Sheinfeld LLP
                  551 Fifth Avenue
                  New York, NY 10176

                  Attention:  Mitchell S. Ames
                  Fax:        212-697-6686

Any notice, direction or other communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery, if delivered, or on the day of sending if sent by facsimile or other means of recorded electronic communication (provided such day of delivery or sending is a Business Day and, if not, then on the first Business Day thereafter). Any party hereto may change its address for notice to the other parties by notice given in the manner aforesaid.

11.2 ASSIGNMENT. No party hereto may assign this Agreement or its rights or obligations hereunder without the prior written consent of the other parties, except that the Partnership may assign its rights and obligations hereunder to any limited partner of the Partnership; provided, that (i) any such assignee agrees to be bound by the terms and conditions of this Agreement relating to the assigned portion of the Agreement and (ii) Moore is released from its obligations to the Partnership under Sections 2.1(b), 2.2 and 3.2(b) if and to the extent that the Partnership assigns such obligations pursuant to this
Section 11.2.

11.3 ENUREMENT. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

11.4 FURTHER ASSURANCES. Each of the parties agrees to take all such reasonable actions as may be requested by any other party hereto to implement and give full effect to the provisions of this Agreement.

11.5     TIME OF THE ESSENCE.  Time shall be of the essence of this Agreement.

11.6 ENTIRE AGREEMENT. This Agreement and the Ancillary Agreements constitute the entire agreement between the parties hereto pertaining to the effectuation of the conversion of the Debentures by the Partnership as described herein and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no other agreements between the parties in connection with such subject matter. No supplement, modification or termination of this Agreement and the Ancillary Agreements shall be binding unless executed in writing by both of the parties hereto.

11.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which when taken together shall constitute this Agreement.

              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above stated.


                                    MOORE CORPORATION LIMITED



                                    By: /s/ Robert B. Lewis
                                        ---------------------------------------
                                        Name:  Robert B. Lewis
                                        Title: Chief Financial Officer




                                    CHANCERY LANE/GSC INVESTORS, L.P.

                                    By: MIC Investors, Inc., its General Partner



                                    By: /s/ Mark A. Angelson
                                        ---------------------------------------
                                        Name:  Mark A. Angelson
                                        Title: President

                                    EXHIBIT 1
                                    ---------

                      FORM OF REGISTRATION RIGHTS AGREEMENT
                      -------------------------------------

                                    EXHIBIT 2
                                    ---------

                   OPINIONS TO BE DELIVERED BY THE CORPORATION
                   -------------------------------------------


         (a) Favorable written opinions from nationally-recognized counsel (in the appropriate jurisdiction) (reasonably satisfactory to the Partnership) to the Corporation (who may rely on certificates from the Corporation with respect to factual matters), dated the Closing Date and satisfactory in scope and substance to the Partnership and its counsel, acting reasonably, with respect to the following substantive matters:

                  (i) the Corporation is a corporation incorporated under the laws of the Province of Ontario and has all necessary corporate power and authority to own its property and to execute and deliver this Agreement and the Ancillary Agreements and to perform all its respective obligations hereunder and thereunder;

                  (ii) all necessary corporate action has been taken by the Corporation to authorize the issuance of the Initial Shares and the execution and delivery of this Agreement and the Ancillary Agreements and, upon issuance the Initial Shares will have been validly issued, as fully paid and non-assessable Common Shares;

                  (iii) no action of the shareholders of the Corporation is required to authorize the issuance of the Initial Shares and the execution and delivery of this Agreement and the Ancillary Agreements;

                  (iv) each of this Agreement and the Ancillary Agreements has been duly executed and delivered by the Corporation; and

                  (v) the authorization, execution, delivery and performance by the Corporation of this Agreement and the Ancillary Agreements and the issuance of the Initial Shares do not conflict with, and do not result in a breach of, the articles or by-laws of the Corporation.

         (b)      Favorable   written  opinion  from  in-house  counsel  or  any
                  reputable outside counsel to the Corporation (at the Corporation's election), dated the Closing Date and satisfactory in scope and substance to the Partnership and its counsel, acting reasonably, with respect to the following substantive matters:

                  (i) the Corporation is duly qualified to carry on business in all jurisdictions in which it currently carries on business, and has all necessary corporate power and authority to carry on its business as aforesaid; and

                  (ii) none of: (A) the authorization, execution, delivery or performance by the Corporation of this Agreement or the Ancillary Agreements, including, without limitation, or (B) the allotment and issuance of the Initial Shares as provided herein, will contravene, result in any breach of or is in conflict with and does not and will not result in a breach of and does not and will not create a state of facts which after notice or lapse of time or both will result in a breach of any of the terms or provisions of the articles or by-laws of the Corporation, the resolutions of the directors or shareholders of the Corporation or any Material Contract to which the Corporation is a party or by which the Corporation or the Properties or assets of the Corporation are bound or results in the creation or imposition of any Lien upon any of the Material Properties or assets of the Corporation pursuant to the terms of any Material Contract.

         (c) Favorable written opinions from nationally-recognized counsel (in the appropriate jurisdiction) (reasonably satisfactory to the Partnership) to Subco (who may rely on certificates from Subco with respect to factual matters), dated the Closing Date and satisfactory in scope and substance to the Partnership and its counsel, acting reasonably, with respect to the following substantive matters:

                  (i) Subco is a corporation incorporated under the laws of the State of Delaware and has all necessary corporate power and authority to own its property and to execute and deliver this Agreement and to perform all its obligations hereunder;

                  (ii) all necessary corporate action has been taken by Subco to authorize the issuance of the Subco Preferred Shares and the execution and delivery of this Agreement and, upon issuance the Subco Preferred Shares will have been validly issued, as fully paid and non-assessable shares;

                  (iii) all necessary action of the shareholders of Subco has been taken to authorize the creation of the Subco Preferred Shares and the execution and delivery of this Agreement;

                  (iv) the authorization, execution, delivery and performance by Subco of this Agreement and the issuance of the Subco Preferred Shares do not conflict with, and do not result in a breach of, the articles or by-laws of Subco;

                  (v) the issuance of the Subco Preferred Shares to the Partnership pursuant to this Agreement are exempt from the registration and prospectus requirements of the Ontario Securities Act; and

                  (vi) the issuance of the Subco Preferred Shares to the Partnership pursuant to this Agreement are not in violation of United States federal securities laws.

         (d) A favorable written opinion from in-house counsel or any reputable outside counsel to Subco (at Subco's election), dated the Closing Date and satisfactory in scope and substance to the Partnership and its counsel, acting reasonably, with respect to the following substantive matters:

                  (i) Subco is duly qualified to carry on business in all jurisdictions in which it currently carries on business, and has all necessary corporate power and authority to carry on its business as aforesaid; and

                  (ii) none of: (A) the authorization, execution, delivery or performance by Subco of this Agreement, including, without limitation, the allotment and issuance of the Subco Preferred Shares; or (B) the issuance of the Subco Preferred Shares as provided herein, (x) will violate the provision of any statute or other rule or regulation of any Governmental Authority applicable to Subco or (y) will contravene, result in any breach of or is in conflict with and does not and will not result in a breach of and does not and will not create a state of facts which after notice or lapse of time or both will result in a breach of any of the terms or provisions of the articles or by-laws of Subco.

                                    EXHIBIT 3
                                    ---------

                   OPINION TO BE DELIVERED BY THE PARTNERSHIP
                   ------------------------------------------